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                                                                       Exhibit 6






                     TELESYSTEM INTERNATIONAL WIRELESS INC.

                                   as Company




                                       and




                         THE INVESTORS IDENTIFIED WITHIN

                                  as Investors









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                 AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

                             January _________, 2002


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                 AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

        Amended and Restated Investor Rights Agreement dated January 24, 2002 made by and among the Investors identified in Schedule "A" (each an "INVESTOR" and collectively, the "INVESTORS") and Telesystem International Wireless Inc. (the "COMPANY").

        RECITALS:

(1) Pursuant to the transactions contemplated by a master and purchase agreement dated as of November 28, 2001, as amended by a certain First Amending Agreement dated as of January 18, 2002 and a certain Second Amending Agreement dated as of January 24, 2002 -- (the "MASTER AGREEMENT") among the Investors and the Company, the Parties have entered into various agreements and arrangements in connection with the recapitalization of the debt and equity of the Company (the "RECAPITALIZATION").

(2) To facilitate the future viability of the Company following the Recapitalization, the Investors have deemed it advisable to set forth their respective rights and obligations in respect of certain matters.

(3) Pursuant to the covenant of the Company specified in Section 8.2(i)(iii) of the Master Agreement, the Company is required to enter into this Amended and Restated Investor Rights Agreement with each of the Investors.

(4) By agreeing to become a Party to this Agreement, each Investor has agreed that it will cause all voting Shares (as defined herein) beneficially owned or controlled by it to be voted in accordance with the terms set out below.

        In consideration of the foregoing and the mutual representations, warranties, agreements and covenants contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

SECTION 1.1     AMENDMENT AND RESTATEMENT AND DEFINITIONS.

        (a) With immediate effect, the Original Investor Rights Agreement is hereby amended and restated so that it shall read and be construed for all purposes as set out in this Amended and Restated Investor Rights Agreement.


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        (b) Unless otherwise provided for herein, capitalized terms used and not defined in this Agreement shall have the meanings ascribed to such terms in the Master Agreement. In addition, in this Agreement, the following terms shall be given the following meanings:

        "AFFILIATE" means, save as follows, any Person directly or indirectly controlling, controlled by or under common control with any other Person. For the purpose of this definition, "CONTROL" means the power to direct (by contract or otherwise) the operations, policies or management of a Person. Notwithstanding any provision of this Agreement to the contrary, J.P. Morgan Chase & Co. and its subsidiaries and affiliates (other than the JP Morgan Investors and the subsidiaries of the JP Morgan Investors) (all of whom are collectively referred to as the "OTHER JP MORGAN ENTITIES") shall be deemed not to be Affiliates of the JPMorgan Investors and under no circumstances whatsoever shall the JPMorgan Investors be responsible or liable hereunder for the acts or omissions of the Other JPMorgan Entities. Notwithstanding any other provision of this Agreement to the contrary, Caisse de depot et placement du Quebec and its subsidiaries and affiliates (other than CDPQ and the subsidiaries of CDPQ) (all of whom are collectively referred to as the "OTHER CAISSE ENTITIES") shall be deemed not to be Affiliates of CDPQ for the purposes hereof, and under no circumstances whatsoever shall CDPQ be responsible or liable hereunder for the acts or omissions of the Other Caisse Entities.

        "AGREEMENT" means this Amended and Restated Investor Rights Agreement and all schedules and instruments in amendment, restatement or confirmation of it; "HEREOF", "HERETO" and "HEREUNDER" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "ARTICLE", "SECTION", "SUBSECTION" or other subdivision of this Agreement followed by a number refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

        "BOARD" means the board of directors of the Company.

        "BUSINESS PLAN" means the business plan of the Company and its Subsidiaries (on a consolidated basis) to be prepared by senior management of the Company, which business plan (and any amendments, revisions or other modifications thereto) shall be submitted to the Board for prior approval in accordance with Section 3.2 from time to time; provided, however, that the new Business Plan to be implemented as of the Effective Date shall be consistent with the Strategic Direction, shall be formalized in writing and shall be submitted, promptly following the Effective Date, to the Board for approval in accordance with Section 3.2(2). Pending such approval,


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        the Strategic Direction shall govern the management and operations of the Company and its Subsidiaries.

        "CBCA" means the Canada Business Corporations Act, as in effect on the date hereof.

        "CDPQ" means Capital Communications CDPQ Inc.

        "COMPANY" has the meaning specified in the preamble hereof.

        "CO-SALE GROUP" has the meaning specified in Section 6.1(1).

        "CO-SALE OFFEREE" has the meaning specified in Section 6.1(1).

        "CO-SALE OFFEROR" has the meaning specified in Section 6.1(1).

        "CO-SALE NOTICE" has the meaning specified in Section 6.1(1).

        "EFFECTIVE DATE" means the later of (i) the Units Issuer Bid Closing and
        (ii) the date of conversion of the Convertible Debentures pursuant to the CD Indenture, as amended by the Supplemental CD Indenture, all as more particularly described in the Master Agreement.

        "INVESTORS" means, collectively, the Persons identified in Schedule "A", together with their Affiliates, and "INVESTOR" means any one of them.

        "JPMORGAN INVESTORS" means those Persons listed in Schedule "A" and identified as "JPMORGAN INVESTORS" and "JPMORGAN INVESTOR" means any one of them.

        "MASTER AGREEMENT" has the meaning specified in the recitals above.

        "MINIMUM CONDITION 1" has the meaning specified in Section 3.2(1)(d).

        "MINIMUM CONDITION 2" has the meaning specified in Section 3.2(1)(e).

        "NOMINATING PARTY" has the meaning specified in Section 3.2(1)(b).

        "NON-VOTING SHARES" means the non-voting participating preferred Shares of the Company that may in certain circumstances be issued to JPMP, UFI and CDPQ pursuant to the Master Agreement.

        "OFFERED SHARES" has the meaning specified in Section 6.1(1).

        "ORGANIZATIONAL DOCUMENTS" has the meaning specified in Section 5.1.

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        "ORIGINAL INVESTOR RIGHTS AGREEMENT" means the Investor Rights Agreement executed among the Investors and the Company on November 29, 2001.

        "PARTIES" means, collectively, each of the JPMorgan Investors, UFI, CDPQ, Telesystem and the Company, and any other Person who may at any time become a party to this Amended and Restated Investor Rights Agreement pursuant to the terms hereof, and "PARTY" means any one of them.

        "PERMITTED TRANSFER" means (i) any pledge, hypothecation or other encumbrance on any of the Shares of an Investor, provided such Person or Persons in favour of whom such Shares have been so pledged, hypothecated or otherwise encumbered signs a joinder to this Agreement agreeing to be bound by the terms and conditions hereof, (ii) one or more sales by an Investor in any given 12-month period, on The Toronto Stock Exchange and/or NASDAQ and/or any other nationally recognized securities market on which the Shares are traded, of not more than 5% of the issued and outstanding Shares of the Company (based on the number of Shares issued and outstanding at the commencement of such period) and only if such transactions are otherwise exempt from the take-over bid rules under applicable corporate and securities laws and regulations, (iii) any Transfer of Shares between any Investor and its Subsidiaries or Affiliates or to any other Investor or such Investor's Subsidiaries or Affiliates, or (iv) any Transfer of Shares under a non-exempt take-over bid under applicable corporate and securities laws and regulations.

        "PRO RATA AMOUNT" means, as of any given date and with respect to any Investor, the quotient obtained by dividing (i) the number of Shares then held by such Investor, by (ii) the aggregate number of Shares then held by all Investors, assuming in each case that, in the calculation of such number of Shares, all securities held by Investors which by their terms are convertible or exercisable into or exchangeable for Shares, have been so converted, exercised or exchanged on such date.

        "RECAPITALIZATION" has the meaning specified in the recitals above.

        "REGULATORY PROBLEM" has the meaning specified in the Regulatory Sideletter.

        "REGULATORY SIDELETTER" has the meaning specified in Section 5.1.

        "SHARES" has the meaning specified in Section 2.1, and more particularly described in Article 2.

        "STRATEGIC DIRECTION" means the maximization and realization of shareholder value of the Company and its Subsidiaries (on a consolidated basis) in the


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        medium term and in a manner consistent with the Business Plan, and in the event such value is realized, the distribution of such value to all of the shareholders of the Company.

        "SUBSIDIARY" has the meaning specified in the CBCA, as in effect on the date hereof.

        "TAG-ALONG NOTICE" has the meaning specified in Section 6.1(3).

        "TELESYSTEM" means Telesystem Ltd.

        "THIRD PARTY" means any Person that is not (i) the Company (ii) an Investor or (iii) any of their respective Affiliates.

        "TRANSFER" means to sell, transfer, pledge, hypothecate, encumber, assign or otherwise dispose of, either voluntarily or involuntarily and with or without consideration.

        "UFI" means U.F. Investments (Barbados) Ltd.

        SCHEDULES

        SCHEDULE "A"                     Investors
        SCHEDULE 4.1(a)                  Shares
        SCHEDULE 5.1                     Regulatory Sideletter


                                    ARTICLE 2
                                     SHARES

SECTION 2.1     SHARES.

        For purposes of this Agreement, "SHARES" includes any outstanding equity securities of the Company (or of a successor or continuing corporation of the Company) or of any corporation into whose shares such equity securities of the Company (or of a successor or continuing corporation of the Company) may be consolidated, subdivided, exchanged, converted, changed, reclassified or redesignated provided, however, that except as specifically provided in the definition of "PRO RATA AMOUNT", "Share" shall not include unexercised options, warrants or convertible securities.

SECTION 2.2     APPLICATION OF AGREEMENT.

        For purposes of this Agreement, all references to "SHARES" beneficially owned by an Investor on the date hereof and set forth in Schedule 4.1(a), and any Shares beneficially acquired, directly or indirectly, by any Investor, or Shares over which any Investor has control, at any time and from time to time hereafter until the expiry


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or other termination of this Agreement shall be subject to the terms and conditions of this Agreement (including without limitation, the representations and warranties contained in Article 4 hereof). To the extent that a Person who is controlled by such Investor shall at any time and from time to time beneficially acquire, directly or indirectly, any such Shares, such Investor shall cause such controlled Person to agree to sign a joinder hereto and to comply with the terms hereof, effective as of the date of such acquisition.

SECTION 2.3     BENEFICIAL OWNERSHIP.

        For purposes of this Agreement, all references to "SHARES" owned by any Investor shall include all Shares owned legally or beneficially; all Shares over which control is exercised; and all Shares owned or controlled by any Subsidiary or other entity controlled by such Investor, in each case whether such interest is held directly or indirectly, including without limitation subsequently acquired Shares referred to in Section 2.2.


                                    ARTICLE 3
                      VOTING OF SHARES AND RELATED MATTERS

SECTION 3.1     COMMENCEMENT AND DURATION.

(1) The rights and obligations of (i) each Investor that beneficially owns Shares and (ii) the Company, pursuant to this Article 3 shall be effective as of and from the Effective Date and shall continue to be enforceable by or on behalf of (in the case of rights) and to be binding upon and enforceable against (in the case of obligations) such Investor and the Company:

        (a) until this Agreement is terminated by mutual agreement of all Investors bound by the Agreement at that time; or

        (b)     until only one Investor is bound by the Agreement; or

        (c) until the Investors bound by the Agreement own, in aggregate, less than one third (1/3) of the issued and outstanding Shares (including Non-Voting Shares).

SECTION 3.2     VOTING OF SHARES.

        During the term of this Agreement, each Investor and the Company agree as follows:

        (1)     BOARD MATTERS

                (a) SIZE OF BOARD OF DIRECTORS: On or prior to the Effective Date, the Company shall cause a reduction of the size of its Board to

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                        eight (8) members, shall cause the appointment to the
                        Board of any nominees of the Investors or of the Board provided for under Section 3.2(1)(b) who are not already members of the Board, and shall prepare and cause to be executed such documentation as is legally or otherwise required to effect the foregoing. The Company shall not increase or decrease the size of the Board, without the prior written consent of each Investor, which consent may be arbitrarily and/or unreasonably withheld.

                (b)     ENTITLEMENT TO NOMINATE BOARD MEMBERS:

                        (i) Upon and after the Effective Date, (y) each of the JPMorgan Investors, collectively and (z) each of UFI, Telesystem and CDPQ, individually (each such Persons or group of Persons a "NOMINATING PARTY") shall, subject to the requirements of Section 3.2(1)(c), Section 3.2(1)(h) and Section 3.2(1)(i), have the right to nominate candidates for appointment or election to the Board as follows:

                                CDPQ                           1 Board member
                                Telesystem                     2 Board members
                                JPMorgan Investors             2 Board members
                                UFI                            1 Board member;

                        (ii) Subject to (y) the requirements of the CBCA and the rules of The Toronto Stock Exchange and NASDAQ (or the NASD), as applicable, and (z)
                                Section 3.2(1)(b)(iii), the Board shall have the right to nominate for election or appointment to the Board any other individual persons required to bring the number of directors on the Board to eight (8), provided, however, that such other individual persons so nominated for election or appointment by the Board shall at all times consist of, to the extent practicable, persons who (i) are independent of Company management, the Investors and the Company, and (ii) possess substantial industry or other experience relevant or applicable to the Strategic Direction; and

                        (iii) If at any time during the term of this Agreement in connection with a transaction or series of transactions approved by the Board in accordance with Section 3.2(2)

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                                (and in particular, Part (A) of Schedule 3.2), a
                                Third Party has been granted the right to nominate an individual to the Board, the Board shall exercise its rights in Section 3.2(1)(b)(ii)to appoint or nominate for election to the Board the individual nominated by such Third Party, provided such Third Party executes a joinder to this Agreement agreeing to be bound by the terms and conditions hereof.

                (c) MINIMUM CONDITIONS: Until this Agreement terminates in accordance with Section 3.1, each Nominating Party shall have the right to nominate:

                        (i) one individual person for appointment or election to the Board if and whenever and for so long as such Nominating Party satisfies Minimum Condition 1; and

                        (ii) one additional individual person for appointment or election to the Board if and whenever and for so long as such Nominating Party satisfies Minimum Condition 2.

                        For greater certainty, the Parties acknowledge and agree that the requirements of Section 3.2(1)(d)(i) and
                        Section 3.2(1)(d)(ii), and Section 3.2(1)(e)(i) and
                        Section 3.2(1)(e)(ii), respectively, are disjunctive and not cumulative.

                (d) MINIMUM CONDITION 1: For purposes of Section 3.2(1)(c)(i), Minimum Condition 1 will be satisfied by a Nominating Party if and whenever and for so long as it owns at least:

                        (i) 75% of the number of Shares (including Non-Voting Shares) it acquired pursuant to the Recapitalization (including shares acquired after the Effective Date upon conversion or exercise of securities, rights or obligations received or imposed pursuant to the Master Agreement) as adjusted pursuant to Section 3.2(1)(f); or

                        (ii) (A) in the case of all Nominating Parties other than Telesystem, 10% of the issued and outstanding Shares (including Non-Voting Shares) of the Company and (B) in the case of Telesystem, 5% of the issued and outstanding Shares (including Non-Voting Shares) of the Company.

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                (e)     MINIMUM CONDITION 2: For purposes of Section
                        3.2(1)(c)(ii), Minimum Condition 2 will be satisfied by a Nominating Party if and whenever and for so long as it owns at least:

                        (i) 75% of the number of Shares (including Non-Voting Shares) it acquired pursuant to the Recapitalization (including shares acquired after the Effective Date upon conversion or exercise of securities, rights or obligations received or imposed pursuant to the Master Agreement) as adjusted pursuant to Section 3.2(1)(f), if that number represented 18.5% or more of the issued and outstanding Shares (including Non-Voting Shares) of the Company on the Effective Date, as adjusted pursuant to
                                Section 3.2(1)(f); or

                        (ii) 18.5% of the issued and outstanding Shares (including Non-Voting Shares) of the Company.

                (f) ADJUSTMENTS: The Parties acknowledge and agree that the number of Shares (including Non-Voting Shares) referred to in Section 3.2(1)(d)(i) and Section 3.2(1)(e)(i) shall be equitably adjusted as necessary to reflect any consolidation, subdivision, reclassification, capital reorganization of or other change to the outstanding Shares (including Non-Voting Shares), or any payment by the Company of a stock dividend, in each case occurring after the Effective Date. Such adjustment shall be effected by the Company upon the consent of all of the Investors, failing which it shall be decided by a nationally recognized independent firm of chartered accountants in Canada, whose decision shall be final and binding upon the Parties.

                (g) REQUIRED VOTING: Each Investor covenants and agrees with the other Investors to vote all of its Shares in favour of the nominees put forward for election by each Nominating Party and the Board in accordance with
                        Section 3.2(1)(b) at each of the Company's duly constituted shareholders' meetings at which members of the Board are to be elected, and each Investor and the Company shall use their respective best efforts to cause any vacancy on the Board to be filled by a nominee of the Nominating Party, or the Board, as the case may be, entitled to fill that vacancy. For greater certainty, nothing in this Agreement shall require a Party to grant a proxy in favour of another Party or to management of the Company.


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                (h)     DIRECTOR QUALIFICATIONS: Only individuals qualified to
                        act as directors of the Company under applicable law, except as to Canadian residency, shall be nominated to the Board by any Nominating Party or the Board. Unless otherwise agreed by the JPMorgan Investors and UFI, each of CDPQ, Telesystem and the Board shall put forward among their nominees such number of resident Canadians as may be required to satisfy the resident Canadian director requirements under the CBCA.

                (i) BOARD VACANCIES: In the event that there shall be any vacancy on the Board resulting from the resignation, death or incapacity of a director selected hereunder by a Nominating Party or the Board, or if a nominee of a Nominating Party or the Board hereunder fails to stand for election or re-election as director for whatever reason, the Parties shall take whatever reasonable action is within their control to appoint or elect or cause to be appointed or elected to the Board as soon as possible a successor or a nominee, as the case may be, selected by such Nominating Party or the Board, as the case may be.

        (2)     MAJOR DECISIONS

        All decisions of the Board, save as follows, shall be decided by a majority of votes cast (or by such greater percentage of votes as may be required by the CBCA) by the directors present and eligible to cast votes at a duly constituted meeting of the Board. The taking of any of the decisions or actions or the implementation of any of the matters listed or described in
Schedule 3.2 shall, in addition to any other approval required by law, require the approval of (A) in the case of those items listed or described in part (A) of Schedule 3.2, not less than two - thirds (2/3) of the votes cast by the directors present and eligible to cast votes at a duly constituted meeting of the Board, and (B) in the case of those items listed or described in part (B) of
Schedule 3.2, not less than three - quarters (3/4) of the votes cast by the directors present and eligible to cast votes at a duly constituted meeting of the Board.

        For greater certainty, in respect of all references in this Section 3.2(2) and Schedule 3.2 to minimum numbers of votes to be cast at Board meetings which would, with respect to any such vote, result in a fraction of a vote, such fraction shall be deemed to be rounded up to the next highest whole vote.

        The Company agrees that it will not, and each Investor agrees that it will use its best efforts to cause the Company not to, act on any decision of the Board which has not been passed in accordance with this Section 3.2(2).

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        (3)     CHAIRPERSON

        The Board will appoint as Chairperson of the Board a nominee of Telesystem. In no circumstances shall the Chairperson of the Board have a casting vote.

SECTION 3.3     CONVERSION OF NON-VOTING SHARES.

        During the term of this Agreement, any Investor holding Non-Voting Shares shall, prior to any conversion thereof (in whole or in part) (a "NVS CONVERSION") into common or other voting Shares of the Company in accordance with the terms thereof, deliver to the Company and the other Investors a notice (the "NVS CONVERSION NOTICE"), stipulating the number of Non-Voting Shares to be converted under the NVS Conversion, together with the proposed closing date thereof. Such Investor shall consult with the other Investors and the Company in order to collectively determine whether such NVS Conversion (i) would trigger a Potential Group Determination, or (ii) would create a Regulatory Problem. If within ten days of receipt of the NVS Conversion Notice the Investors and the Company have not agreed with such Investor to permit the NVS Conversion, such matter shall be finally determined by a committee of the Board consisting of those independent members designated pursuant to Section 3.2(1)(b)(ii).

SECTION 3.4     VOTING RIGHTS OTHERWISE UNAFFECTED.

        Other than in respect of the matters referred to in this Article 3, this Agreement shall have no effect on any voting rights attaching to the Shares and, for greater certainty, each Investor shall otherwise retain the right to consent to or to vote in person or by proxy the Shares, on any item of business, resolution, matter, question or proposition whatsoever that may come before the shareholders of the Company in its sole discretion.


                                    ARTICLE 4
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 4.1     REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.

(1) Each Investor, severally and not jointly and severally and not solidarily, represents and warrants as the date hereof (and in respect of itself and none of the other Investors) as follows to the other Investors and acknowledges and confirms that each such other Investor is relying on such representations, warranties and covenants in connection with the entering into of this Agreement:

        (a) OWNERSHIP OF SHARES, ETC. Schedule 4.1 lists, in respect of each Investor, the number of Subordinate Voting Shares or Multiple Voting Shares of the Company, or Special Warrants exercisable into Subordinate Voting Shares or Multiple Voting Shares of the Company,


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                                      -12-


                as the case may be, or Purchase Warrants exercisable into Subordinate Voting Shares of the Company, as the case may be, of which such Investor is on the date hereof, or (assuming completion of the transactions contemplated by the Master Agreement) will be at the Effective Date, the beneficial owner, directly or indirectly, or on which it has or will then have direction and control over or otherwise has or will then have the right to vote or deal with, or direct the voting or dealing with. Except as disclosed on Schedule 4.1(a), such Investor does not own on the date hereof, nor (assuming completion of the transactions contemplated by the Master Agreement) will it own at the Effective Date, directly or indirectly, or otherwise has or will then have direction and control over or the right to vote or deal with, or direct the voting or dealing with, any other voting securities or securities convertible or exchangeable or exercisable into voting securities of the Company. In respect of any Investor, references in this Section 4.1(1)(a) to "direction" or "directing the voting or dealing with" shall be limited to those circumstances in which such Investor possesses or enjoys an affirmative right, pursuant to an agreement, to direct votes of or otherwise deal with Subordinate Voting Shares or Multiple Voting Shares of the Company, or Purchase Warrants exercisable into Subordinate Voting Shares of the Company.

        (b) NO VOTING ARRANGEMENTS. Except as set out in this Agreement, such Investor has no written or oral agreement, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement, relating to or restricting the exercise of any of the voting rights attaching to the Shares and, for greater certainty, such Investor has and will have with respect to after-acquired Shares the unfettered and absolute right to exercise the votes attaching to such Investor's Shares.

        (c) NO CONTRAVENTION. The fulfilment of such Investor's obligations hereunder does not and will not breach, contravene or constitute a default under any contract, agreement or instrument to which such Investor is a party or by which it is bound.

        (d) NO ACTIONS. Such Investor knows of no action, proceeding or investigation, pending or threatened, involving such Investor which places in question the validity or enforceability of this Agreement.

(2) The representations and warranties of each Investor specified in Section 4.1(1) shall be deemed to be repeated as of the Effective Date.


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SECTION 4.2     REQUESTS.

        Each Investor (a "REQUESTING INVESTOR") has the right, exercisable at any time, to request in writing from each other Investor a disclosure, by way of statutory declaration:

        (a) as to the number of Shares beneficially owned, directly or indirectly, by it and any of its Subsidiaries or Affiliates; and

        (b) if a Board nominee of the Requesting Investor has not been elected in accordance with the terms hereof at a duly constituted shareholders' meeting, as to the manner in which such other Investor's Shares were voted at such meeting (but only in respect of votes cast to elect directors), and such Investor shall provide such information in writing, within five (5) Business Days of receipt of such request.


                                    ARTICLE 5
                     REGULATORY MATTERS (JPMORGAN INVESTORS)

SECTION 5.1     CO-OPERATION OF OTHER INVESTORS.

        Subject to Section 5.3, each Investor agrees to cooperate with the Company in all reasonable respects in complying with the terms and provisions of the letter agreement between the Company and the JPMorgan Investors, a duly executed copy of which is attached as Schedule 5.1, regarding regulatory matters (the "REGULATORY SIDELETTER"), including without limitation voting to approve any amendment to the Company's Articles of Incorporation, the Company's By-laws or other comparable corporate documents (collectively the "ORGANIZATIONAL DOCUMENTS") or this Agreement in a manner reasonably acceptable to UFI, Telesystem, CDPQ and each JPMorgan Investor or any Affiliate of any JPMorgan Investor entitled to make such request pursuant to the Regulatory Sideletter in order to remedy a Regulatory Problem (as defined in the Regulatory Sideletter) in the manner provided in the Regulatory Sideletter. Anything contained in this
Section 5.1 to the contrary notwithstanding, no Investor shall be required under this Section 5.1 to take any action that would adversely affect in any material respect such Investor's rights, obligations or liabilities under this Agreement or as a shareholder of the Company.

SECTION 5.2     COVENANT NOT TO AMEND.

        Subject to Section 5.3, the Company and each Investor (other than the JP Morgan Investors) agree to provide the JPMorgan Investors with notice of its or their intention to amend, or effectively amend by permanently foregoing its rights under, the voting or other provisions of any Organizational Document or this

Agreement and agree not to amend, or effectively amend by permanently foregoing its rights under, the voting or other provisions of any Organizational Document or this Agreement until the JPMorgan Investors determine that such amendment, or such effective amendment, would not itself, or would not following the exercise by the JPMorgan Investors or their Affiliates of commercially reasonable efforts, cause any JPMorgan Investor or any of its Affiliates to have a Regulatory Problem (as defined in the Regulatory Sideletter). The JPMorgan Investors agree to notify the Company and each other Investor as to whether or not it would have a Regulatory Problem within ten (10) Business Days after the JPMorgan Investors have received notice of such proposed amendment or such effective amendment.

SECTION 5.3     REIMBURSEMENT.

        The JPMorgan Investors shall be fully responsible for and shall reimburse each of the Company, UFI, Telesystem and CDPQ, as the case may be, for all of their respective costs and documented and incurred losses or expenses associated with (i) any action requested to be taken by the JPMorgan Investors, or (ii) any action caused to be taken by the JPMorgan Investors, in each case by the Company, UFI, Telesystem and CDPQ, respectively, in connection with or pursuant to Section 5.1 or Section 5.2.


                                    ARTICLE 6
                                 CO-SALE RIGHTS

SECTION 6.1     CO-SALE RIGHTS.

(1) If an Investor, either individually or as part of a group (the "CO-SALE GROUP") of two or more Investors acting jointly and in concert (such individual Investor or Co-Sale Group member being the "CO-SALE OFFEREE") proposes to Transfer, or receives an offer to Transfer (that it wishes to accept), to any Third Party (the "CO-SALE OFFEROR") Shares of such Investor that either alone, or together with any other Co-Sale Offeree, represent more than 15% of the total equity securities of the Company issued and outstanding as of the date of such offer, the Co-Sale Offeree, either for itself or on behalf of the Co-Sale Group, shall, at least ten (10) Business Days before such Transfer, deliver a notice (the "CO-SALE NOTICE") to each other Investor that sets forth: (A) the number of Shares to which the offer relates (the "OFFERED SHARES") and the name and address of the Co-Sale Offeror, (B) the name and address of the proposed Co-Sale Offeree(s), (C) the proposed amount and type of consideration (including without limitation, if the consideration consists in whole or in part of non-cash consideration, such information available to the Co-Sale Offeree(s) as may be reasonably necessary for the Company and each Investor to properly analyze the economic value and investment risk of such non-cash consideration) and (D) the terms and conditions of payment offered by the Co-Sale Offeror; provided, however, that such Co-Sale Notice shall indicate that the Co-Sale Offeror has been informed of the co-sale rights provided for in this Section 6.1(1) and has agreed in writing to purchase Shares in accordance with the terms hereof.

(2) No Co-Sale Offeree shall Transfer any Shares to the Co-Sale Offeror unless each Investor (other than any Co-Sale Offeree) who desires to do so is permitted to Transfer its respective Pro Rata Amount (based upon the aggregate number of Shares of the Company outstanding at such time and held by all Investors) of the aggregate number of Shares to which the Co-Sale Offer relates.

(3) Within ten (10) Business Days after delivery of the Co-Sale Notice, each Investor may elect to participate in the proposed Transfer by delivering to such Co-Sale Offeree a notice (the "TAG-ALONG NOTICE") specifying the number of Shares (up to its Pro Rata Amount) with respect to which each Investor shall exercise its rights under this Section 6.1(3).

(4) Any Shares specified in a Tag-Along Notice shall be Transferred on the same terms and conditions as are set forth in the Co-Sale Notice in respect of the Offered Shares.

(5) The provisions of this Article 6 (i) shall not apply to Permitted Transfers and (ii) shall apply to all Shares including Non-Voting Shares.


                                    ARTICLE 7
                                  MISCELLANEOUS

SECTION 7.1     ASSIGNMENT; SUCCESSORS.

        This Agreement shall not be assigned by any Party without the prior written consent of the other Parties, except that each Party may assign its rights and obligations hereunder to any Subsidiary or Affiliate of such Party which owns or receives Shares, provided that such Subsidiary or Affiliate agrees to be bound by the terms hereof. Subject as aforesaid, this Agreement shall be binding upon and enure to the benefit of the Parties and their respective heirs, executors, administrators, successors and permitted assigns, as the case may be.

SECTION 7.2     GOVERNING LAW.

        This Agreement shall be governed by and construed in accordance with the laws of Quebec and the federal laws of Canada applicable therein. Any legal action or proceeding with respect to this Agreement may be brought exclusively in the courts of the Province of Quebec. Each Party hereby irrevocably accepts for itself and in respect of its property and assets, generally and unconditionally the jurisdiction of the aforesaid courts.

SECTION 7.3     SEVERABILITY.

        Any provision or provisions of this Agreement which contravene any applicable law or which are found to be unenforceable shall, to the extent of such contravention or unenforceability, be deemed severable and shall not cause this Agreement to be held invalid or unenforceable or affect any other provision or provisions of this Agreement.

SECTION 7.4     COUNTERPARTS.

        This Agreement may be executed in any number of counterparts, including counterparts by facsimile, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 7.5     SPECIFIC PERFORMANCE.

        Each Party hereby recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other Parties to sustain damages for which they would not have adequate remedy at law for money damages, and, therefore, each Party agrees that in the event of any such breach, the aggrieved Party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

SECTION 7.6     NOTICES.

(1) Any notice, direction or other communication to be given under this Agreement shall be in writing and given by delivering it or sending it by telecopy or other similar form of recorded communication but not by e-mail, addressed as follows:

        (a)     If to the Company, to it at:

                1000 de la Gauchetiere Street West
                16th Floor
                Montreal, Quebec
                H3B 4W5

                Attention:   Chief Financial Officer, and
                             the General Counsel and Secretary

                Telephone:  (514) 673-8497
                Telecopier: (514) 673-8470

        (b)     If to UFI, to it at:

                U.F. Investments (Barbados) Ltd.
                The Ernst & Young Building
                Bush Hill Bay Street
                Bridgetown, Barbados

                Attention:   The Managing Director

                Telephone:  (246) 430-3900
                Telecopier: (246) 426-9551

        (c)     with a copy to:

                Hutchison Whampoa Limited
                22nd Floor, Hutchison House
                10 Harcourt Road
                Hong Kong

                Attention:   Group General Counsel

                Telephone:  (852) 2128-1233
                Telecopier: (852) 2128-1778

        (d)     if to any of the JP Morgan Investors, to any of them at:

                c/o J.P. Morgan Partners, LLC
                1221 Avenue of the Americas
                New York, NY 10020

                Attention: Official Notices Clerk
                (FBO: Michael R. Hannon)

                Telephone:  (212) 899-3400
                Telecopier: (212) 899-3401

        (e)     with a copy to:

                O'Sullivan LLP
                30 Rockefeller Plaza
                New York, NY 10112

                Attention: Gregory A. Gilbert, Esq.

                Telephone:  (212) 408-2400
                Telecopier: (212) 408-2420

        (f)     if to Telesystem, to it at:

                1250 Rene-Levesque Blvd. West
                38th Floor
                Montreal, Quebec
                H3B 4W8

                Attention: Senior Vice-President and CFO

                Telephone:  (514) 397-9797
                Telecopier: (514) 397-0089

        (g)     with a copy to:

                1250 Rene-Levesque Blvd. West
                38th Floor
                Montreal, Quebec
                H3B 4W8

                Attention: Vice-President Legal Affairs and Assistant-Secretary

                Telephone:  (514) 397-9797
                Telecopier: (514) 397-0089

        (h)     if to CDPQ, to it at:

                2001 Avenue McGill College
                Montreal, Quebec
                H3A 1G1

                Attention: President

                Telephone:  (514) 847-2698
                Telecopier: (514) 847-5980

        (i)     with a copy to:

                McCarthy Tetrault LLP
                1170 Peel Street
                Montreal, Quebec
                H3B 4S8

                Attention: Andre Goyer

                Telephone:  (514) 397-4272
                Telecopier: (514) 397-4235

        Any such communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (local time in the place of the recipient) and otherwise on the next Business Day, or
(ii) if transmitted by telecopy or similar means of recorded communication on the Business Day following the date of transmission. Any Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such Party at its changed address.

                              (CONTINUED OVERLEAF)

SECTION 7.7     LANGUAGE.

        The Parties acknowledge and are satisfied that this Agreement be initially drawn up in the English language. Notwithstanding the foregoing, the Company undertakes to have this Agreement translated into the French language and to circulate such translated version among all Investors forthwith following the date hereof and in any event by no later than February 28, 2002, whereupon all Investors shall have 15 days to comment thereon in writing to the Company and all other Investors (such comments to be limited to issues of translation only and not of substance). Upon agreement as to the final French translation of this Agreement by the Company and all Investors, each of whom shall act diligently and in good faith in respect thereof, the English and French versions of this Agreement shall together be deemed to constitute one and the same agreement.

        IN WITNESS WHEREOF the Parties have caused this Amended and Restated Investor Rights Agreement to be executed effective as described herein.


                                TELESYSTEM INTERNATIONAL WIRELESS INC.


                                By:
                                    --------------------------------------------
                                     Authorized Signing Officer


                                By:
                                    --------------------------------------------
                                     Authorized Signing Officer



                                U.F. INVESTMENTS (BARBADOS) LTD.


                                By:
                                    --------------------------------------------
                                     Authorized Signing Officer

                                J.P. MORGAN PARTNERS (BHCA), L.P.



                                By:  JPMP Master Fund Manager, L.P.,
                                     its General Partner


                                By:  JPMP Capital Corp.,
                                     its General Partner



                                By:
                                    --------------------------------------------
                                     Name:
                                     Title:


                                ASIA OPPORTUNITY FUND, L.P.


                                By:  Asia Opportunity Company,
                                     its General Partner


                                By:
                                    --------------------------------------------
                                     Name:
                                     Title:


                                CAIP CO-INVESTMENT FUND PARALLEL FUND (I) C.V.


                                By:  Asia Opportunity Company,
                                     its General Partner


                                By:
                                    --------------------------------------------
                                     Name:
                                     Title:

                                CAIP CO-INVESTMENT FUND PARALLEL FUND (II) C.V.


                                By:  Asia Opportunity Company,
                                     its General Partner


                                By:
                                    --------------------------------------------
                                     Name:
                                     Title:


                                J.P. MORGAN ASIA INVESTMENT PARTNERS, L.P.


                                By:  J.P. Morgan Asia Equity Partners, L.P.,
                                     its General Partner


                                By:  J.P. Morgan Asia Equity Company,
                                     a Managing General Partner


                                By:
                                    --------------------------------------------
                                     Name:
                                     Title:


                                CAPITAL COMMUNICATIONS CDPQ INC.


                                By:
                                    --------------------------------------------
                                     Authorized Signing Officer



                                By:
                                    --------------------------------------------
                                     Authorized Signing Officer

                                TELESYSTEM LTD.


                                By:
                                    --------------------------------------------
                                     Authorized Signing Officer

                                  SCHEDULE "A"
                                    INVESTORS



UFI

U.F. Investments (Barbados) Ltd.

JP Morgan Investors

J.P. Morgan Partners (BHCA), L.P.
Asia Opportunity Fund, L.P.
CAIP Co-Investment Fund Parallel Fund (I), C.V.
CAIP Co-Investment Fund Parallel Fund (II), C.V.
J.P. Morgan Asia Investment Partners, L.P.

Telesystem

Telesystem Ltd.

CDPQ

Capital Communications CDPQ Inc.

                                  SCHEDULE 3.2

                                 MAJOR DECISIONS

(A) DECISIONS TO BE APPROVED BY NOT LESS THAN TWO THIRDS (2/3) OF VOTES CAST BY DIRECTORS PRESENT AND ELIGIBLE TO CAST VOTES AT A DULY CONSTITUTED BOARD MEETING:

Except as specifically provided for in the Master Agreement, the Business Plan and consistent with the Strategic Direction:

        (1) the issuance of any rights, warrants, options or underlying securities or other equity securities (other than such securities as may be granted or securities issued pursuant to the Company Stock Incentive Plan, as amended, in force on the date hereof and the Company Stock Incentive Plan to be implemented pursuant to the Master Agreement ), the issuance of equity or equity-linked securities, any redemption of any equity or equity-linked securities, repurchase or acquisition of equity or equity-linked securities, or the re-pricing (or adjustment of the strike/exercise price) of any rights, warrants or options, in each case by the Company or any Subsidiary (including Subsidiaries of Subsidiaries);

        (2) material changes in the Articles of Incorporation or By-laws (or comparable constating documents) of the Company or any Subsidiary;

        (3) incurring any debt or pledging of assets of the Company or any Subsidiary;

        (4) the creation of any Subsidiary by the Company (or any Subsidiary), except for the creation of any such Subsidiary which is wholly-owned by the Company (or any such Subsidiary, as applicable);

        (5) the entering into by the Company or any Subsidiary of any contract or agreement for an amount in excess of Cdn. $200,000 in any calendar year with any Affiliate, officer, director, stockholder, consultant or employee of the Company or any Subsidiary, or any Affiliate of any officer, director, stockholder, consultant or employee of the Company or any Subsidiary, including, without limitation, for the sale or repurchase of any of the Company's or any Subsidiary's outstanding capital stock, or rights, warrants or options therefor (other than (A) existing repurchase rights, (B) any contract or agreement entered into with such person on an arms-length basis or (C) equity-based compensation approved pursuant to A(1) above);

        (6) the granting of any exclusive rights to any intellectual property of the Company or any Subsidiary;

        (7) the granting of any exclusive distribution or offtake rights by the Company or any Subsidiary;

        (8) any material changes in the Company's or any Subsidiary's accounting methods or policies (other than as required by U.S. or Canadian generally accepted accounting principles), and any change in the Company's or any Subsidiary's auditors;

        (9) any other matter which pursuant to the CBCA, is to be approved by a special resolution of shareholders of the Company;

        (10) the sale of the Company (whether by sale of assets, stock or merger) in circumstances in which the subject transaction or transactions do not, in the respective opinions of each Investor (and by written notice thereof to the Board), treat such Investor in a fair and equitable manner; and

        (11) the Company or any Subsidiary, as applicable, agreeing, or offering, as the case may be, to take any of the foregoing actions.

(B) DECISIONS TO BE APPROVED BY NOT LESS THAN THREE QUARTERS (3/4) OF VOTES CAST BY DIRECTORS PRESENT AND ELIGIBLE TO CAST VOTES AT A DULY CONSTITUTED BOARD MEETING:

        (1) The approval of the Business Plan or any modification of the Business Plan and/or of the Strategic Direction;

        Except as specifically provided for in the Business Plan and consistent with the Strategic Direction:

        (2) the repurchase of debt by the Company or any Subsidiary (other than out of the proceeds of a sale of businesses or assets, in which case such repurchase of debt shall be subject to the approval required by part (A) of Schedule 3.2, provided such approval will not be withheld if the failure to so repurchase debt would result in a breach of the Company's existing debt covenants);

        (3) any investment, acquisition, capital expenditure or development project by the Company or any Subsidiary;

        (4) the modification of the dividend policy of the Company (as stated in the Business Plan);

        (5) the discontinuance of the Company's status as a public company with disclosure and filing obligations under the Securities Exchange Act of 1934, as amended, or any comparable Canadian law and/or otherwise stop or impair trading in the Company's securities on The Toronto Stock Exchange, or any other nationally recognized securities exchange in Canada;

        (6) commencing or effecting a tender or exchange offer made by the Company or any Subsidiary for all or a portion of the securities of the Company or any Subsidiary;

        (7) the Company or any Subsidiary commencing or terminating the employment of, or amending or revising the terms of any employment or other compensation agreement with, the CEO and, on the recommendation of the CEO or Chairman, any of the other executive officers named in a management proxy circular mailed in connection with any Annual General Meeting; and

        (8) the Company or any Subsidiary, as applicable, agreeing, or offering, as the case may be, to take any of the foregoing actions.

                                 SCHEDULE 4.1(a)

                            OWNERSHIP OF SHARES, ETC.



(a)     Multiple Voting Shares

        Telesystem - 817,462 Multiple Voting Shares

(b)     Subordinate Voting Shares

        JPMorgan Investors - 27,493 Subordinate Voting Shares

        UFI - 331,193 Subordinate Voting Shares

        Telesystem - 1,938,018 Subordinate Voting Shares (796,946 of which are pledged to and in favour of Computershare Trust Company of Canada, as trustee for CDPQ)

        CDPQ - 1,244,514 Subordinate Voting Shares

(c)     Special Warrants Exercisable into Multiple Voting Shares

        Telesystem - up to 7,357,507 Special Warrants exercisable into 7,357,507 Multiple Voting Shares, if Telesystem still holds Multiple Voting Shares at time of exercise of Special Warrants

(d)     Special Warrants Exercisable into Subordinate Voting Shares

        JPMorgan Investors - up to 53,063,260 Special Warrants exercisable into 53,063,260 Subordinate Voting Shares

        CDPQ - up to 59,708,413 Special Warrants exercisable into 59,708,413 Subordinate Voting Shares

        Telesystem - up to 34,172,740 Special Warrants exercisable into 34,172,740 Subordinate Voting Shares, if Telesystem does not hold Multiple Voting Shares at time of exercise of Special Warrants

(e)     Purchase Warrants Exercisable into Subordinate Voting Shares

        UFI - 15,000,000 Purchase Warrants exercisable into 15,000,000 Subordinate Voting Shares

        CDPQ- up to 6,643,550 Purchase Warrants exercisable into 6,643,550 Subordinate Voting Shares

        JPMorgan Investors- up to 5,904,167 Purchase Warrants exercisable into 5,904,167 Subordinate Voting Shares

        Telesystem - up to 3,802,283 Purchase Warrants exercisable into 3,802,283 Subordinate Voting Shares

(f)     Convertible Debentures

        JPMorgan Investors - U.S.$150 million face amount of Convertible Debentures, together with accrued and unpaid interest thereon

        UFI - U.S.$150 million face amount of Convertible Debentures, together with accrued and unpaid interest thereon

(g)     ESDs/Units.

        Telesystem - 16,820, 000 Units (all of which are pledged to and in favour of Caisse de Depot et Placement du Quebec)

        CDPQ - 3,111,286 Units

                                  SCHEDULE 5.1
                              REGULATORY SIDELETTER